Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Del Taco Restaurants, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2015, with respect to the consolidated financial statements of Del Taco Holdings, Inc. included in Del Taco Restaurants, Inc.’s Current Report on Form 8-K dated July 2, 2015 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 2, 2015